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                                                                     Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

Old Westbury Funds, Inc.:

We consent to the use in Post-Effective Amendment No. 17 to Registration Statement No. 033-66528 on Form N-1A of our report dated December 6, 2002, appearing in the October 31, 2002 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus which are part of such Registration Statement, and to the reference to us under the captions "Fund Counsel, Independent Counsel and Independent Public Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
February 13, 2003